  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated April 15, 2019 of WEED, Inc. relating to the audit of the financial statements for the period ending December 31, 2018 and 2017 and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

February 11, 2020